January 20, 2015


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187


Ladies and Gentlemen:

      This letter amends and restates that certain letter dated January 28, 2014. It is hereby acknowledged that First Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund II (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that on December 6, 2010, First Trust and the Trust, on behalf of the Funds, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Agreement") whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

      The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust's Board of Trustees.


                                     Very Truly Yours,

                                     FIRST TRUST PORTFOLIOS L.P.


                                     /s/ Mark R. Bradley
                                     ----------------------------
                                     Mark R. Bradley
                                     Chief Financial Officer, Chief Operating
                                     Officer

AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James M. Dykas
-----------------------------------
James M. Dykas
Treasurer, Chief Financial Officer
and Chief Accounting Officer

                                          EXHIBIT A

FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                              DATE
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund           January 31, 2016
First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund                   January 31, 2016
First Trust Dow Jones Global Select Dividend Index Fund                      January 31, 2016
First Trust ISE Global Wind Energy Index Fund                                January 31, 2016
First Trust ISE Global Engineering and Construction Index Fund               January 31, 2016
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund     January 31, 2016